Exhibit 99.1

GSI Group Announces Financial Results for the

First Quarter 2011

•	First Quarter 2011 Revenue of $91.9 million

•	First Quarter 2011 Adjusted EBITDA of $16.2 million

•	First Quarter 2011 EPS of $0.19

Bedford, Mass., May 16, 2011 — GSI Group Inc. (NASDAQ: GSIG) (the “Company” or “GSI”), a global leader and supplier of laser-based solutions, precision motion controls and other technologies, and semiconductor systems to global industrial, electronics, medical, and semiconductor markets, today reported financial results for the first quarter of 2011, ended April 1, 2011.

First Quarter Results

During the first quarter of 2011, GSI generated revenue of $91.9 million, down 20% from $114.6 million in the same period a year ago. However, in the first quarter of 2010 the Company had recognized $41.4 million of revenue in its Semiconductor Systems business that had been deferred from orders placed by customers prior to 2009. During the first quarter of 2011, the Company only recognized $0.4 million of such deferred revenue.

Furthermore, the Company recognized $2.1 million of revenue in the first quarter of 2011 that had been deferred under multiple-element arrangements, delivered over multiple periods, entered into prior to the adoption of ASU 2009-13. ASU 2009-13 amended the revenue recognition guidance for multi-element arrangements. Following the Company’s adoption of ASU 2009-13 in the first quarter of 2011, the Company did not defer any revenue, on new orders placed in the quarter, related to multiple element arrangements, delivered over multiple periods.

“Our first quarter results were strong and exceeded our expectations. All three of our businesses made positive contributions to our performance. The Company continues to strengthen our organization and build momentum. This has given us increased confidence with respect to the full year outlook,” said John Roush, Chief Executive Officer.

Earnings per share (“EPS”), for the first quarter of 2011, were $0.19, down from $0.38 in the first quarter of 2010; the decline was largely due to the change in the weighted average shares outstanding as a result of the rights offering and debt for equity exchange. Adjusted EBITDA, which includes the adjustments noted in the reconciliation below, was $16.2 million in the first quarter of 2011, down from $27.3 million in the first quarter of 2010. However, Adjusted EBITDA in the first quarter of 2010 included $17.4 million of gross profit from the $41.4 million of deferred Semiconductor Systems revenue. In comparison, Adjusted EBITDA in the first quarter of 2011 included $1.2 million of gross profit from the aggregate of $0.4 million of deferred Semiconductor Systems revenue and $2.1 million of revenue that had been deferred under multiple-element arrangements, delivered over multiple periods, entered into prior to the adoption of ASU 2009-13.

Cash on hand at April 1, 2011 was $61.3 million versus $56.8 million as of December 31, 2010. Cash flow from operations in the first quarter of 2011 was $5.6 million versus $3.2 million in the fourth quarter of 2010.

“The strong operating results and cash flows in the quarter are creating new opportunities for the Company and enabling us to invest for profitable growth,” said Mr. Roush. “It is our intent to refinance our existing debt, which we hope to complete in the third quarter of 2011,” added Mr. Roush.

Financial Overview by Reporting Segment

As a result of the Company’s review of its operating structure and strategic growth plans, the Company realigned its internal organization into three distinct operating divisions during the three months ended April 1, 2011. Consequently, the composition of the Company’s reportable segments also changed to match this new internal divisional structure. “We believe this new structure allows us to better prioritize our investments, align resources to meet the demands of the markets we service, and optimize performance across businesses with common technologies, customers, and end-markets,” Mr. Roush commented.

Following the realignment of its internal organization, the Company operates in three reportable business segments: Laser Products, Precision Motion and Technologies and Semiconductor Systems. The Company’s reportable segment financial information has been restated to reflect the updated reportable segment structure for all periods presented. The following sets forth external revenue and gross profit by reportable segment for the periods noted.

Laser Products:

•	2011 first quarter revenue was $30.7 million, as compared to $28.4 million for the first quarter of 2010, an increase of 8%.

•	First quarter gross profit was $10.8 million, reflecting a 35% gross margin, as compared to $10.9 million in the first quarter of 2010, reflecting a 38% gross margin.

Precision Motion and Technologies:

•	2011 first quarter revenue was $50.6 million, as compared to $39.5 million for the first quarter of 2010, an increase of 28%.

•	First quarter gross profit was $23.9 million, reflecting a 47% gross margin, as compared to $20.6 million for the first quarter of 2010, reflecting a 52% gross margin.

Semiconductor Systems:

•	2011 first quarter revenue was $10.5 million, as compared to $46.7 million for the first quarter of 2010, a decrease of 77%.

•

However, in the first quarter of 2010 the Company recognized $41.4 million of revenue in our Semiconductor Systems business, whereas in the first quarter of 2011 the Company recognized $0.4 million of revenue that had been deferred from orders placed by customers prior to 2009.

•	First quarter gross profit was $5.2 million, reflecting a 49% gross margin, as compared to $17.5 million in the first quarter of 2010, reflecting a 38% gross margin.

•

However, in the first quarter of 2011 the Company recognized $17.4 million of gross profit in our Semiconductor Systems business, whereas in the first quarter of 2011 the Company recognized only $0.2 million of gross profit that had been deferred from orders placed by customers prior to 2009.

Financial Guidance

For the second quarter of 2011, the Company expects revenue to be in the range of $94 to $99 million. Adjusted EBITDA for the second quarter of 2011 is expected to be in the range of $16 to $19 million. This guidance includes approximately $3 million of expected revenue and approximately $1.5 million of expected gross profit that had been deferred from multiple-element arrangements, delivered over multiple periods, entered into prior to the adoption of ASU 2009-13 and which is expected to be recognized in the quarter.

For the full year 2011, the Company expects revenues in the range of $375 to $385 million. Adjusted EBITDA for the full year is expected to range from $68 million to $73 million. This guidance includes approximately $8 million of expected revenue and approximately $4 million of expected gross profit recognized that had been deferred from multiple-element arrangements, delivered over multiple periods, entered into prior to the adoption of ASU 2009-13 and which is expected to be recognized during the year.

Conference Call Information

The Company will host a conference call on May 16, 2011 at 5:00 p.m. ET to discuss these results. John A. Roush, chief executive officer, and Robert J. Buckley, chief financial officer, will host the conference call.

To access the call, please dial (212) 231-2932 prior to the scheduled conference call time.

A playback of this conference call will be available beginning 7:00 p.m. ET, Monday, May 16, 2011. The playback phone number is (402) 977-9140 and the code number is 21521602. The playback will remain available until 7:00 p.m. ET, Monday, May 30, 2011.

A replay of the audio webcast will be available three hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Company’s opportunities for future success; the Company’s expectation to deliver strong financial returns; the Company’s progress on rebuilding its organization, processes and culture and the expected benefits from the Company’s new organizational structure; the intention to refinance the Company’s debt; the Company’s optimism regarding its prospects for the future; and other statements that are not historical facts.

These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: the financial guidance set forth above; financial condition or results of operations; the highly unpredictable nature of the semiconductor and electronics materials processing industry; the Company’s ability to manage its significant indebtedness in light of current economic and business conditions; the Company’s ability to grow and increase profitability; the Company’s ability to quickly increase manufacturing capacity and promptly respond to fluctuating product demands; the Company’s need to invest in research and development; the Company’s ability to develop and deliver new competitive technology and enhancements and customer acceptance thereof; the effects of competition; the Company’s ability to identify and hire permanent senior management; the Company’s failure to identify and manage weaknesses in internal controls; the Company’s ability to timely file periodic reports with the SEC in the future; the incurrence of additional material obligations as part of the Chapter 11 restructuring; and the Company’s ability to convert bookings and backlog into shipments or revenue, as they are subject to termination or cancellation under certain circumstances. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About GSI

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc., Investor Relations, at (781) 266-5137 or InvestorRelations@gsig.com.

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended
	April 1, 2011	December 31, 2010	April 2, 2010
Sales	$91,858	$91,619	$114,615
Cost of goods sold	51,964	53,256	65,577

Gross profit	39,894	38,363	49,038

Operating expenses:
Research and development and engineering	8,171	7,833	7,365
Selling, general and administrative	19,268	19,085	17,572
Amortization of purchased intangible assets	992	1,074	1,128
Restructuring, restatement related costs and other	183	577	668
Post-emergence professional fees	139	246	—

Total operating expenses	28,753	28,815	26,733

Income from operations	11,141	9,548	22,305
Interest income	20	17	25
Interest expense	(3,670)	(3,929)	(5,808)
Foreign exchange transaction gains (losses), net	(692)	514	369
Other income (expense), net	1,030	(256)	605

Income from operations before reorganization items and income taxes	7,829	5,894	17,496
Reorganization items	—	—	(9,630)

Income from operations before income taxes	7,829	5,894	7,866
Income tax provision	1,567	7,611	1,825

Consolidated net income (loss)	6,262	(1,717)	6,041
Less: Net income attributable to noncontrolling interest	(55)	(25)	(41)

Net income (loss) attributable to GSI Group Inc.	$6,207	$(1,742)	$6,000

Net income (loss) attributable to GSI Group Inc. per common share-basic & diluted	$0.19	$(0.05)	$0.38

Weighted average common shares outstanding - Basic	33,449	33,425	15,952
Weighted average common shares outstanding - Diluted	33,532	33,425	15,964

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	April 1, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$61,337	$56,781
Accounts receivable, net	55,073	55,110
Inventories	70,080	66,721
Other current assets	38,914	39,515

Total current assets	225,404	218,127
Property, plant and equipment, net	44,970	45,402
Intangible assets, net	51,236	53,139
Goodwill	44,578	44,578
Other assets	7,094	5,921

Total assets	$373,282	$367,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$20,347	$19,766
Deferred revenue	12,951	15,006
Other liabilities	22,540	24,490

Total current liabilities	55,838	59,262

Long-term debt	108,107	107,575
Accrued restructuring, net of current portion	670	769
Other long-term liabilities	20,439	20,883

Total long-term liabilities	129,216	129,227

Total liabilities	185,054	188,489

Stockholders’ Equity:
Total GSI Group Inc. stockholders’ equity	187,844	178,349
Noncontrolling interest	384	329

Total stockholders’ equity	188,228	178,678

Total liabilities and stockholders’ equity	$373,282	$367,167

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	April 1, 2011	December 31, 2010	April 2, 2010
Cash flows from operating activities:
Consolidated net income (loss)	$6,262	$(1,717)	$6,041
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation and amortization	3,832	3,992	3,667
Share-based compensation	988	107	724
Deferred income taxes	(114)	5,695	(86)
Other non-cash items	2,139	2,025	1,662
Earnings from equity investment	(1,028)	216	(192)
Gain on sale of auction rate securities	—	—	(335)
Changes in operating assets and liabilities
Accounts receivable	(80)	(371)	(278)
Inventories	(3,840)	(1,133)	(1,482)
AP, accrued expenses, income taxes receivable and payable	(758)	(2,984)	20,501
Other	(638)	(1,498)	830
Deferred revenue and costs	(1,154)	(1,177)	(16,095)

Net cash provided by operating activities	5,609	3,155	14,957

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,194)	(726)	(656)
Proceeds from the sale of auction rate securities	—	—	2,670

Net cash provided by (used in) investing activities	(1,194)	(726)	2,014

Cash flows from financing activities:
Payments for debt issuance costs	—	(82)	—

Net cash used in financing activities	—	(82)	—

Effect of exchange rate changes on cash and cash equivalents	141	496	(297)

Net increase in cash and cash equivalents	$4,556	$2,843	$16,674
Cash and cash equivalents, beginning of period	$56,781	$53,938	$63,328

Cash and cash equivalents, end of period	$61,337	$56,781	$80,002

Reconciliation of Net Loss to Adjusted EBITDA*

(In thousands of U.S. dollars)

Adjusted EBITDA (as defined below) is a non-GAAP financial measure. Management believes this non-GAAP financial measure provides meaningful supplemental information regarding the Company’s operating results because it excludes amounts that management does not consider part of operating results when assessing and measuring the operational and financial performance of the Company, as well as non-cash share-based compensation. Management believes Adjusted EBITDA allows it to readily view operating trends and perform analytical comparisons. Accordingly, the Company believes this non-GAAP measure provides greater transparency and insight into management’s method of analysis. While management believes this non-GAAP financial measure provides useful information, it is not a measure of financial performance or liquidity under U.S. GAAP, and therefore, it should not be considered in isolation from, or as a substitute for, other GAAP financial measures such as income (loss) from operations or net loss.

	Three Months Ended
	April 1, 2011	December 31, 2010	April 2, 2010
	(Unaudited)	(Unaudited)	(Unaudited)

Net income (loss) attributable to GSI Group Inc.	$6,207	$(1,742)	$6,000
Interest expense, net of interest income	3,650	3,912	5,783
Income tax provision	1,567	7,611	1,825
Depreciation and amortization	3,832	3,992	3,667
Share-based compensation	988	107	724
Reorganization items (net), restructuring, restatement costs and other non-recurring costs	322	823	10,298
Other	(338)	(258)	(974)

Adjusted EBITDA	$16,228	$14,445	$27,323

*	Reconciliation of a GAAP to a non-GAAP financial measure.

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group, Inc. before deducting interest expense, net of interest income, income taxes, depreciation, amortization, non-cash share-based compensation and other non-operating charges, including reorganization items, restructuring costs, restatement costs, and other non-recurring items, such as foreign exchange gains/losses, equity earnings, and the sales of auction rate securities. Reorganization items, restructuring costs and restatement costs include costs incurred in connection with the Company’s 2009 bankruptcy filing, the filing of the joint Chapter 11 plan of reorganization, administration of the bankruptcy, confirmation of the plan of reorganization and the debt restructuring and the review and investigation of revenue transactions examined in connection with the restatement of the Company’s 2004 through 2008 financial statements. Where outside professionals provided both services typically provided by employees as well as services defined above, the Company has allocated the expenses between operating costs and reorganization costs, reorganization items and restatement costs. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non- GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

The non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

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